Exhibit 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Contact

Pam Erickson

E*TRADE FINANCIAL Corporation

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Adam Townsend

E*TRADE FINANCIAL Corporation

703-236-8719

adam.townsend@etrade.com

E*TRADE FINANCIAL ANNOUNCES PRICING OF COMMON STOCK,

SENIOR NOTES AND EQUITY UNITS

New York, November 17, 2005 – E*TRADE FINANCIAL Corporation (NYSE: ET) (“E*TRADE FINANCIAL” or the “Company”) announced today that it priced offerings for its common stock, senior notes and equity units. The proceeds of these securities offerings, in addition to the proceeds from the Company’s previously announced offering of $250 million of senior notes, will be used to finance the planned acquisition of BrownCo. The offerings will be made under the Company’s existing shelf registration statement previously filed with the Securities and Exchange Commission and are expected to close on November 22, 2005. Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers for these offerings.

Common Stock

In connection with the offering of common stock, the Company is entering into forward sale agreements with affiliates of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. as the forward purchasers. The forward purchasers (or their respective affiliates) will borrow and sell approximately 36 million shares of the Company’s common stock. The underwriters are offering these shares to the public at a price of $18.00 per share. The forward sale agreements provide for settlement on a settlement date or dates to be specified by the Company at the public offering price less the underwriting discount (subject to adjustment). The settlement of the forward sale agreements is expected to occur in conjunction with the closing of the Company’s acquisition of BrownCo, but in no event later than twelve months following the date of the common stock offering. Subject to certain exceptions, the Company has the right to elect physical, cash or net stock settlement of the forward sale agreements. Assuming physical settlement of the forward sale agreements on the closing date of this offering, and assuming a forward price of $18.00 per share, the Company would receive gross proceeds of $650 million upon settlement of the forward sale agreements, before deducting the underwriters’ discount and estimated offering expenses. In addition, the underwriters of the common stock offering have an option to purchase up to approximately 3.6 million additional shares of common stock, exercisable solely to cover over-allotments.

Senior Notes

The Company is offering $300 million in aggregate principal amount of Senior Notes due 2015. The notes will bear interest at a rate of 7 7/8% per annum and are redeemable beginning December 1, 2010. The Company will receive gross proceeds of $300 million from the sale of the notes, before deducting the underwriters’ discount and estimated offering expenses.

Equity Units

The Company is offering $450 million in equity units, each with a stated amount of $25 and initially consisting of a purchase contract and a 1/40th, or 2.5 percent, undivided beneficial ownership interest in a $1,000 principal amount subordinated note due 2018. The purchase contracts will obligate the holders to purchase from the Company, no later than November 18, 2008, between approximately 21 million and 25 million shares of the Company’s common stock, subject to adjustments, depending on the average closing price of the Company’s common stock over the 20 day period ending on the third trading day prior to such date. The subordinated notes will bear interest at the rate of 6 1/8% per year, payable quarterly, subject to certain deferral provisions. The subordinated notes will be remarketed in the future, at which time the interest rate on the notes will be reset and thereafter interest will be payable at the reset rate. The Company will receive gross proceeds of $450 million from the sale of the equity units, before deducting the underwriters’ discount and estimated offering expenses.

Trading of the equity units on the New York Stock Exchange is expected to begin Tuesday, November 22, 2005, under the symbol “ET Pr.”

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplements. When available, copies of the prospectus and related prospective supplements may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 and J.P. Morgan Securities Inc., Addressing Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081.

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Important Notice

E*TRADE FINANCIAL and the E*TRADE FINANCIAL logo are registered trademarks or trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE Group, Inc. or E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2005 E*TRADE FINANCIAL Corporation. All rights reserved.